Exhibit 99.1

News Release | July 12, 2024 Wells Fargo Reports Second Quarter 2024 Net Income of $4.9 billion, or $1.33 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Jun 30, 2024	Jun 30, 2023
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$20,689	20,533
Noninterest expense	13,293	12,987
Provision for credit losses[1]	1,236	1,713
Net income	4,910	4,938
Diluted earnings per common share	1.33	1.25
Selected Balance Sheet Data ($ in billions)
Average loans	$917.0	945.9
Average deposits	1,346.5	1,347.4
CET1[2]	11.0%	10.7
Performance Metrics
ROE[3]	11.5%	11.4
ROTCE[4]	13.7	13.7

Operating Segments and Other Highlights

	Quarter ended	Jun 30, 2024 % Change from
($ in billions)	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023
Average loans
Consumer Banking and Lending	$325.9	(1)%	(3)
Commercial Banking	224.4	—	(1)
Corporate and Investment Banking	275.8	(3)	(5)
Wealth and Investment Management	83.2	1	—
Average deposits
Consumer Banking and Lending	778.2	1	(5)
Commercial Banking	166.9	2	—
Corporate and Investment Banking	187.5	2	17
Wealth and Investment Management	102.8	1	(8)
Capital
◦Repurchased 100.5 million shares, or $6.1 billion, of common stock in second quarter 2024

Chief Executive Officer Charlie Scharf commented, “Our efforts to transform Wells Fargo were reflected in our second quarter financial performance as diluted earnings per common share grew from both the first quarter and a year ago. We continued to see growth in our fee-based revenue offsetting an expected decline in net interest income. The investments we have been making allowed us to take advantage of the market activity in the quarter with strong performance in investment advisory, trading, and investment banking fees. Credit performance was consistent with our expectations, commercial loan demand remained tepid, we saw growth in deposit balances in all of our businesses, and the pace of customers reallocating cash into higher yielding alternatives slowed.”
“Our capital position remains strong and we continue to use it to support our customers while also prudently returning excess capital to our shareholders. We repurchased over $12 billion of common stock during the first half of this year and as we previously announced, we expect to increase our third quarter common stock dividend by 14%, subject to approval by the Company’s Board of Directors at its regularly scheduled meeting later this month.” Scharf added.
“Our risk and control work remains our top priority, and we are also continuing to execute on our strategy to better serve our customers and drive higher returns over time. In the second quarter we launched two new credit cards, a small business card and a consumer card. We have now launched nine new cards since 2021, driving strong credit card spend and account growth. We are investing in our branch network to improve the customer experience including refurbishing branches and enhancing technology. In our commercial businesses we are investing in talent and technology to capture the opportunity inherent in our franchise including hiring a new Co-CEO of Corporate and Investment Banking. I’m proud of the progress we’ve made due to the commitment of everyone who works at Wells Fargo and am excited about the opportunities ahead,” Scharf concluded.

1 Includes provision for credit losses for loans, debt securities, and other financial assets.
2 Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 2Q24 Quarterly Supplement for more information on CET1. CET1 for June 30, 2024, is a preliminary estimate.
3 Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
4 Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 2Q24 Quarterly Supplement.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
Selected Company-wide Financial Information

	Quarter ended			Jun 30, 2024 % Change from
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Mar 31, 2024	Jun 30, 2023
Earnings ($ in millions except per share amounts)
Net interest income	$11,923	12,227	13,163	(2)%	(9)
Noninterest income	8,766	8,636	7,370	2	19
Total revenue	20,689	20,863	20,533	(1)	1
Net charge-offs	1,303	1,157	764	13	71
Change in the allowance for credit losses	(67)	(219)	949	69	NM
Provision for credit losses[1]	1,236	938	1,713	32	(28)
Noninterest expense	13,293	14,338	12,987	(7)	2
Income tax expense	1,251	964	930	30	35

Wells Fargo net income	$4,910	4,619	4,938	6	(1)
Diluted earnings per common share	1.33	1.20	1.25	11	6

Balance Sheet Data (average) ($ in billions)
Loans	$917.0	928.1	945.9	(1)	(3)
Deposits	1,346.5	1,341.6	1,347.4	—	—
Assets	1,914.6	1,917.0	1,878.3	—	2

Financial Ratios
Return on assets (ROA)	1.03%	0.97	1.05
Return on equity (ROE)	11.5	10.5	11.4
Return on average tangible common equity (ROTCE)[2]	13.7	12.3	13.7
Efficiency ratio[3]	64	69	63
Net interest margin on a taxable-equivalent basis	2.75	2.81	3.09
NM – Not meaningful
1Includes provision for credit losses for loans, debt securities, and other financial assets.
2Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 2Q24 Quarterly Supplement.
3The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
Second Quarter 2024 vs. Second Quarter 2023
◦Net interest income decreased 9%, due to the impact of higher interest rates on funding costs, including the impact of lower deposit balances and customer migration to higher yielding deposit products in Consumer Banking and Lending and Wealth and Investment Management, higher deposit costs in Commercial Banking and Corporate and Investment Banking, as well as lower loan balances, partially offset by higher yields on earning assets
◦Noninterest income increased 19%, driven primarily by higher trading revenue in our Markets business, higher investment banking fees, an increase in asset-based fees in Wealth and Investment Management on higher market valuations, the impact from the adoption of a new accounting standard for renewable energy tax credit investments5, and improved results from our venture capital investments
◦Noninterest expense increased 2%, driven by higher operating losses including higher customer remediation accruals for historical matters, an increase in revenue-related compensation predominantly in Wealth and Investment Management, and higher technology and equipment expense, partially offset by the impact of efficiency initiatives including lower salaries expense and professional and outside services expense
◦Provision for credit losses in second quarter 2024 included a modest decrease in the allowance for credit losses, as a higher allowance for credit card loans was more than offset by lower allowances for most other loan portfolios
5 In first quarter 2024, we adopted a new accounting standard to use the proportional amortization method for renewable energy tax credit investments. Under the proportional amortization method, the amortization of the investments and the related tax impacts are both recognized in income tax expense. Previously, we recognized the amortization of the investments in other noninterest income and the related tax impacts were recognized in income tax expense.

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023
Capital:
Total equity	$178.1	182.7	182.0
Common stockholders’ equity	160.0	162.5	160.9
Tangible common equity[1]	134.7	137.2	134.0
Common Equity Tier 1 (CET1) ratio[2]	11.0%	11.2	10.7
Total loss absorbing capacity (TLAC) ratio[3]	24.8	25.1	23.1
Supplementary Leverage Ratio (SLR)[4]	6.7	6.9	6.9

Liquidity:
Liquidity Coverage Ratio (LCR)[5]	124%	126	123
1Tangible common equity is a non-GAAP financial measure. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 2Q24 Quarterly Supplement.
2Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 2Q24 Quarterly Supplement for more information on CET1. CET1 for June 30, 2024, is a preliminary estimate.
3Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches. TLAC for June 30, 2024, is a preliminary estimate.
4SLR for June 30, 2024, is a preliminary estimate.
5Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule. LCR for June 30, 2024, is a preliminary estimate.
◦In June, the Company completed the 2024 Comprehensive Capital Analysis and Review stress test process
▪The Company’s stress capital buffer (SCB) for October 1, 2024, through September 30, 2025, is expected to be 3.8%; the Federal Reserve Board has indicated that it will publish our final SCB by August 31, 2024
▪Third quarter 2024 common stock dividend is expected to be $0.40 per share, up from $0.35 per share, subject to approval by the Company’s Board of Directors at its regularly scheduled meeting in July

Selected Company-wide Loan Credit Information

		Quarter ended
($ in millions)	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023
Net loan charge-offs	$1,301	1,149	764
Net loan charge-offs as a % of average total loans (annualized)	0.57%	0.50	0.32

Total nonaccrual loans	$8,434	8,075	6,886
As a % of total loans	0.92%	0.88	0.73
Total nonperforming assets	$8,650	8,240	7,019
As a % of total loans	0.94%	0.89	0.74

Allowance for credit losses for loans	$14,789	14,862	14,786
As a % of total loans	1.61%	1.61	1.56
Second Quarter 2024 vs. First Quarter 2024
◦Commercial net loan charge-offs as a percentage of average loans were 0.35% (annualized), up from 0.25%, driven by higher commercial real estate net loan charge-offs, predominantly in the office portfolio, as well as higher commercial and industrial net loan charge-offs. The consumer net loan charge-off rate increased to 0.88% (annualized), up from 0.84%, due to higher net loan charge-offs in the credit card portfolio, partially offset by lower net loan charge-offs in the auto portfolio
◦Nonperforming assets were up $410 million, or 5%, driven by higher commercial real estate nonaccrual loans, predominantly in the office portfolio

Operating Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $10 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Jun 30, 2024 % Change from
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Mar 31, 2024	Jun 30, 2023
Earnings (in millions)
Consumer, Small and Business Banking	$6,129	6,092	6,448	1%	(5)
Consumer Lending:
Home Lending	823	864	847	(5)	(3)
Credit Card	1,452	1,496	1,449	(3)	—
Auto	282	300	378	(6)	(25)
Personal Lending	320	339	333	(6)	(4)
Total revenue	9,006	9,091	9,455	(1)	(5)
Provision for credit losses	932	788	874	18	7
Noninterest expense	5,701	6,024	6,027	(5)	(5)

Net income	$1,777	1,706	1,914	4	(7)

Average balances (in billions)
Loans	$325.9	329.7	336.4	(1)	(3)
Deposits	778.2	773.2	823.3	1	(5)
Second Quarter 2024 vs. Second Quarter 2023
◦Revenue decreased 5%
▪Consumer, Small and Business Banking was down 5% driven by lower deposit balances and the impact of customer migration to higher yielding deposit products including promotional savings and time deposit accounts
▪Home Lending was down 3% reflecting lower net interest income on lower loan balances
▪Credit Card was stable reflecting higher loan balances, including the impact of higher point of sale volume and new account growth, offset by lower other fee revenue
▪Auto was down 25% due to lower loan balances and loan spread compression
▪Personal Lending was down 4% driven by lower loan balances and loan spread compression
◦Noninterest expense was down 5% reflecting lower operating costs and the impact of efficiency initiatives, partially offset by higher advertising and occupancy expense

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Jun 30, 2024 % Change from
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Mar 31, 2024	Jun 30, 2023
Earnings (in millions)
Middle Market Banking[1]	$2,153	2,078	2,199	4%	(2)
Asset-Based Lending and Leasing[1]	969	1,074	1,170	(10)	(17)
Total revenue	3,122	3,152	3,369	(1)	(7)
Provision for credit losses	29	143	26	(80)	12
Noninterest expense	1,506	1,679	1,630	(10)	(8)

Net income	$1,182	986	1,281	20	(8)

Average balances (in billions)
Loans	$224.4	223.9	225.8	—	(1)
Deposits	166.9	164.0	166.7	2	—
1In second quarter 2024, we prospectively transferred our commercial auto business from Asset-Based Lending and Leasing to Middle Market Banking.
Second Quarter 2024 vs. Second Quarter 2023
◦Revenue decreased 7%
▪Middle Market Banking was down 2% driven by lower net interest income reflecting the impact of higher interest rates on deposit costs, partially offset by higher treasury management fees
▪Asset-Based Lending and Leasing was down 17% and included lower net interest income, lease income, and revenue from equity investments
◦Noninterest expense decreased 8% on lower personnel expense reflecting the impact of efficiency initiatives, and lower operating costs

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Jun 30, 2024 % Change from
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Mar 31, 2024	Jun 30, 2023
Earnings (in millions)
Banking:
Lending	$688	681	685	1%	—
Treasury Management and Payments	687	686	762	—	(10)
Investment Banking	430	474	311	(9)	38
Total Banking	1,805	1,841	1,758	(2)	3
Commercial Real Estate	1,283	1,223	1,333	5	(4)
Markets:
Fixed Income, Currencies, and Commodities (FICC)	1,228	1,359	1,133	(10)	8
Equities	558	450	397	24	41
Credit Adjustment (CVA/DVA) and Other	7	19	14	(63)	(50)
Total Markets	1,793	1,828	1,544	(2)	16
Other	(43)	90	(4)	NM	NM
Total revenue	4,838	4,982	4,631	(3)	4
Provision for credit losses	285	5	933	NM	(69)
Noninterest expense	2,170	2,330	2,087	(7)	4

Net income	$1,785	1,981	1,210	(10)	48

Average balances (in billions)
Loans	$275.8	283.2	291.5	(3)	(5)
Deposits	187.5	183.3	160.3	2	17
NM – Not meaningful
Second Quarter 2024 vs. Second Quarter 2023
◦Revenue increased 4%
▪Banking was up 3% driven by higher investment banking revenue on increased activity across all products, partially offset by lower treasury management results driven by the impact of higher interest rates on deposit costs
▪Commercial Real Estate was down 4% and included the impact of lower loan balances, partially offset by higher commercial mortgage-backed securities volumes
▪Markets was up 16% driven by higher revenue in equities, structured products, and credit products, partially offset by lower revenue in rates products
◦Noninterest expense increased 4% driven by higher operating costs, partially offset by the impact of efficiency initiatives

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Jun 30, 2024 % Change from
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Mar 31, 2024	Jun 30, 2023
Earnings (in millions)
Net interest income	$906	869	1,009	4%	(10)
Noninterest income	2,952	2,873	2,639	3	12
Total revenue	3,858	3,742	3,648	3	6
Provision for credit losses	(14)	3	24	NM	NM
Noninterest expense	3,193	3,230	2,974	(1)	7

Net income	$484	381	487	27	(1)

Total client assets (in billions)	2,200	2,186	1,998	1	10

Average balances (in billions)
Loans	$83.2	82.5	83.0	1	—
Deposits	102.8	101.5	112.4	1	(8)
NM – Not meaningful
Second Quarter 2024 vs. Second Quarter 2023
◦Revenue increased 6%
▪Net interest income was down 10% driven by lower deposit balances and higher deposit costs as customers reallocated cash into higher yielding alternatives
▪Noninterest income was up 12% on higher asset-based fees driven by an increase in market valuations
◦Noninterest expense increased 7% due to higher revenue-related compensation and higher operating losses, partially offset by lower operating costs and the impact of efficiency initiatives

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and venture capital and private equity investments. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company as well as results for previously divested businesses.
Selected Financial Information

	Quarter ended			Jun 30, 2024 % Change from
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Mar 31, 2024	Jun 30, 2023
Earnings (in millions)
Net interest income	$(144)	32	(91)	NM	(58)
Noninterest income	392	291	121	35%	224
Total revenue	248	323	30	(23)	727
Provision for credit losses	4	(1)	(144)	500	103
Noninterest expense	723	1,075	269	(33)	169

Net income (loss)	$(318)	(435)	46	27	NM
NM – Not meaningful
Second Quarter 2024 vs. Second Quarter 2023
◦Revenue increased $218 million reflecting improved results from our venture capital investments
◦Noninterest expense increased and included higher operating losses and FDIC assessments

Conference Call
The Company will host a live conference call on Friday, July 12, at 10:00 a.m. ET. You may listen to the call by dialing 1-888-673-9782 (U.S. and Canada) or 312-470-7126 (International/U.S. Toll) and enter passcode: 7928529#. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/WF2Qearnings0724.

A replay of the conference call will be available from approximately 1:00 p.m. ET on Friday, July 12 through
Friday, July 26. Please dial 1-866-361-4944 (U.S. and Canada) or 203-369-0192 (International/U.S. Toll) and enter passcode: 5714#. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/WF2Qearnings0724.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our expectations regarding noninterest expense and our efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) our expectations regarding our mortgage business and any related commitments or exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal actions; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, declines in commercial real estate prices, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairment of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•developments in our mortgage banking business, including any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and any changes in industry standards, regulatory or judicial requirements, or our strategic plans for the business;
•negative effects from instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;
•regulatory matters, including the failure to resolve outstanding matters on a timely basis and the potential impact of new matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;

•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to tax laws, regulations, and guidance as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, the impact to our balance sheet of expected customer activity, our capital requirements and long-term targeted capital structure, the results of supervisory stress tests, market conditions (including the trading price of our stock), regulatory and legal considerations, including regulatory requirements under the Federal Reserve Board’s capital plan rule, and other factors deemed relevant by the Company, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov6.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.
6 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 34 on Fortune’s 2024 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy.

Contact Information
Media
Beth Richek, 704-374-2545
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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